Exhibit 10.1

AMENDMENT 2004-I

BECKMAN COULTER, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Beckman Coulter, Inc. (the “Company”), a Delaware corporation, maintains the Beckman Coulter, Inc. Executive Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Company previously amended the Plan to provide that any premium units credited under the Plan with respect to deferrals of compensation on and after April 1, 2004 be settled in cash as opposed to shares of Company stock;

WHEREAS, the Company now desires to amend the Plan to provide that any premium units credited under the Plan with respect to deferrals of compensation on and after April 1, 2004 shall be settled in Company stock and charged against the applicable share limits of a Company equity compensation plan;

WHEREAS, the Company has the right to amend the Plan;

NOW, THEREFORE, Section 6.1(b) of the Plan is hereby amended to read as follows, effective immediately:

“(b)                   Manner of Distribution.  The amount to be paid to the Participant shall be the vested portion of the Participant’s Accounts.  The form of payment of any distribution required pursuant to this Plan (including, for this purpose, any distribution in respect of a withdrawal pursuant to Section 6.3) shall be determined as follows:

(i)  Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

(ii)  If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a Participant’s Accounts shall, subject to following provisions of this clause (ii), be distributed in an equal number of shares of Common Stock.  Shares of Common Stock that are delivered in payment of Premium Units (including Dividend Equivalent Stock Units) that are credited in respect of a Bonus and/or Sign-On Credit on or after April 1, 2004 shall be charged against the applicable share limits of a Company equity compensation plan.  To the extent that an insufficient number of shares of Common Stock remain available under any such plan to cover a payment of such Stock Units in the form of Common Stock, the Stock Units that exceed the number of shares of Common Stock then available within the applicable share limits of such plan shall be settled in cash.  In addition, any fractional Stock Unit interest shall be settled in cash.  The settlement amount of any Stock Unit to be settled in cash shall equal the Fair Market Value of a share of Common Stock determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to such distribution.”

IN WITNESS WHEREOF, this Amendment 2004-I is hereby adopted this 7th day of October, 2004.

BECKMAN COULTER, INC.

By	/s/ Fidencio M. Mares

Its	Vice President, Human Resources and
Corporate Communications